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                                                                    EXHIBIT 4.11

Private and Confidential

                             Dated 24 November, 1994

                             FARNELL ELECTRONICS PLC

                                     - and -

                             -ANDREW CHARLES FISHER

                                SERVICE AGREEMENT

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                                      INDEX

Clause
------
   1                        INTERPRETATION
   2                        APPOINTMENT AND TERM OF EMPLOYMENT
   3                        DUTIES OF THE EXECUTIVE
   4                        HOURS OF WORK
   5                        SALARY, BONUS, BENEFITS, ETC
   6                        PLACE OF WORK
   7                        TERMINATION OF (AND SUSPENSION FROM) EMPLOYMENT
   8                        RECONSTRUCTION
   9                        DIRECTORSHIPS
  10                        CONFIDENTIAL INFORMATION
  11                        OTHER BUSINESS INTERESTS
  12                        POST-TERMINATION COVENANTS
  13                        MISREPRESENTATION
  14                        DISCIPLINE AND GRIEVANCE PROCEDURE
  15                        INVENTIONS AND COPYRIGHT
  16                        PREVIOUS AGREEMENTS
  17                        GENERAL
  18                        NOTICES
  19                        LAW AND JURISDICTION

                            THE SCHEDULE

DATED AND DELIVERED:                            1994

PARTIES:

(1) FARNELL ELECTRONICS PLC (No. 876412) whose registered office is at Farnell House, Forge Lane, Leeds, LS12 2NE ("the Company"); and

(2.) ANDREW CHARLES FISHER of 5 Esholt Avenue, Guiseley, Leeds, LS20 8AX ("the Executive").

THE PARTIES AGREE as follows:-

1.    INTERPRETATION

1.1 Where reference is made to a statutory provision this includes all prior and subsequent enactments, amendments and modifications relating to that provision and any regulations made under it.

1.2   These words shall have the following meanings:-

Word                                               Meaning

"Associated Company"        (i) a company (wheresoever incorporated) having an
                            issued share capital of which 25% is beneficially owned by the Company or any group Company (as herein before defined) such ownership being held directly or through another company or companies; or

                            (ii) a company (wheresoever incorporated) to which the Company or any Group Company renders any managerial, administrative or technical services.

"the Board"                 the board of Directors of the Company and any
                            committee of the Board appointed by it;

"Copyright"                 copyright, design right and all other rights of a
                            like nature;

"Copyright Work"            any works including but not limited to literary,
                            dramatic, musical or artistic works, sound recordings, films, broadcasts or programmes, typographical arrangements and design which are created during the course of this Agreement by the Executive alone or jointly together with others relating directly or indirectly to any aspect of the business of the Company and where Copyright subsists in or in respect of such works;

"Group Company"             the Company and any subsidiary or holding company
                            (as these expressions are respectively defined in Section 736 of the Companies Act 1985 of the Company from time to time or any subsidiary (as so defined), of any such holding company from time to time and any Associated Company as above defined;

"the Group"                 the group of companies comprising every Group
                            Company;

"Invention"                 any invention, discovery or improvement which
                            relates, or which may relate, to any product, service, process, equipment, system or activity of the Company and of any Group Company;

"Original Copyright Work"   the first and original Copyright Work in whatever
                            form;

"recognised                 shall bear the meaning attributed to it under
investment exchange"        Section 207 of the Financial Services Act, 1986.

2.    APPOINTMENT AND TERM OF EMPLOYMENT

2.1 The Executive shall be employed by the Company in the capacity and any other roles indicated in Part B of the Schedule attached (subject to this Agreement) with effect from 1 December 1994 until and unless his employment is terminated by the Company giving to the Executive the notice specified in Section 1 of Part E of the Schedule attached or the Executive giving to the Company the notice specified in Section 2 of Part E of the Schedule attached or otherwise provided for in this Agreement but subject always to the provisions for prior or immediate determination herein contained.

2.2 Notwithstanding the provisions of Clause 2.1 hereof the Company shall be entitled to discharge any obligation to the Executive in relation to any" unexpired portion of the term referred to in Clause 2.1 or any notice required to be given thereunder or pursuant to Clause 7.4 hereof by making a payment in lieu thereof.

2.3 During any period of notice of termination given by the Executive to the Company the Company may at any time or for any time (including for a period which may at the Company's discretion be for less than the said notice period) suspend the Executive from the performance of his duties and/or require him to stay away from (a) any premises; (b) any employees, officers, customers or suppliers, of the Company or any Group company, but salary, bonuses and other benefits will not cease to be payable by reason only of that suspension or exclusion of the Executive (unless or until his employment under this Agreement shall be terminated under any provision of this Agreement). Notwithstanding the provisions of Clause 2.1 and Clause 3 and without prejudice to the terms of Clause 2.2 the Company shall not be under any obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive during such period of suspension of the Executive.

3.    DUTIES OF AN EXECUTIVE

3.1 In his capacity as Executive of the Company the Executive shall be responsible to the Board for the duties described and shown in Part B of the Schedule attached or in such other capacity as the Company may require consistent with his appointment hereunder subject to the terms of this Agreement.

3.2 The Executive may be required to perform services not only for the Company but also for any Group Company and any Associated Company and without further remuneration (except as may otherwise be agreed) to accept such offices with them as the Board may require and to forthwith relinquish such offices on request (by written resignation if required by the Company) without compensation. During the course of his employment the Executive shall use his best endeavours to promote the interests of the Company and the Group, giving at all times the full benefit of his knowledge, expertise and skill. He shall perform the duties and exercise the powers consistent with such office and those which may from time to time be assigned to or vested in him by the Board and shall give to the Board all such information regarding the affairs of the Company and the Group as it shall require and shall at all times conform to the reasonable instructions or directions of the Board and implement and apply the policy of the Company as determined by the Board from time to time.

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4.    HOURS OF WORK

The Executive shall, unless prevented by ill-health and except during holidays (to be taken in accordance with the provisions set out in the Schedule attached), devote the whole of his working time and attention to the service of the Company. The normal business hours of the Company are as stated in Part C of the Schedule hereto and shall apply to the Executive provided that the Executive shall work such further hours as may be necessary for the proper discharge of his duties and he shall not be entitled to receive any additional remuneration for work outside normal business hours (except as may otherwise be agreed).

5.    SALARY, BONUS, BENEFITS, ETC

During the continuance of his employment the Executive shall be paid in accordance with the provisions set out in Parts A, B, C and D of the Schedule attached hereto and which forms a part of this Agreement.

6.    PLACE OF WORK

The Executive's duties shall relate primarily to the United Kingdom but shall include travel abroad if so required by the Company. The Executive's principal place of Work as at the date of this Agreement shall be at the location specified in Part C of the Schedule. The Company reserves the right to change the Executive's principal place of work to any other location within the United Kingdom. In the event that the Company requires the Executive to work principally at a location which in the opinion of the Board is situated at a substantially greater distance from his normal place of residence than is his principal place of work as at the date hereof, the Company may elect that the Executive shall for the better performance of his duties relocate himself and change his normal place of residence to a place nearer to his new principal place of work, in which case the Executive shall be given such financial assistance in relation to the expenses incurred by the Executive in effecting such change as the Company shall deem fair and reasonable and as laid down in guidelines presently approved by the Board (but which the Board reserves the right on behalf of the Company to amend from time to time). In the event that the Executive shall decline to relocate himself and change his normal place of residence the Company shall be entitled to terminate this Agreement by the notice specified in Section 3 of Part E of the Schedule. During his employment the Executive shall travel at the Company's expense to such places and in such manner as the Board may reasonably require.

7.    TERMINATION OF AND SUSPENSION FROM EMPLOYMENT

7.1 Notwithstanding any other provision of this Agreement, the Executive's employment shall terminate automatically and without prior notice if the Executive shall reach the retirement age applicable to the Executive as specified in Part C of the Schedule attached hereto.

7.2 Notwithstanding any other provision of this Agreement, if the Executive shall:-

7.2.1 fail or neglect efficiently and diligently to carry out his duties or be guilty of any material or persistent breach or non-observance of any of the provisions of this Agreement;

7.2.2 be guilty of gross misconduct;

7.2.3 be convicted of any criminal offence (excluding (1) an offence under road traffic legislation in the United Kingdom and elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended and (2) any offence which in the opinion of the Board is a technical infringement of UK or foreign laws committed without intention by the Executive during the bona fide performance of his duties for the Company);

7.2.4 be made the subject of a bankruptcy order or have a receiving order or an administration order made against him or make any composition with his creditors or otherwise take advantage of any statute from time to time in force offering relief for insolvent debtors; or

7.2.5 be disqualified from being or cease to be qualified to be a director by reason of the Articles of Association of the Company from time to time (save (1) where such disqualification arises from non re-election as director following resignation by rotation under the Articles of Association of the Company (2) where the director has been removed by ordinary resolution of the shareholders of the Company in general meeting (but not further or otherwise)) or an order made by any court or under any legislation from time to time in force;

      the Company may in any such case by written notice to the Executive forthwith terminate the Executive's employment without any obligation to pay any further sums to the Executive whether by way of compensation, damages or otherwise in respect of any notice period or any unexpired period of this Agreement, provided that any such termination shall be without prejudice to any other rights of the Company.

7.3 It shall be a fundamental term of this Agreement that the Executive complies at all times with the "Model Code for Securities Transactions By Directors of Listed Companies" issued by authority of the Council of The Stock Exchange. Breach of such Code by the Executive shall constitute "gross misconduct" for the purpose of clause 7.2 above.

7.4 If the Executive shall become unable properly to perform his duties by reason of ill-health, (which for the avoidance of doubt shall include mental illness), accident or otherwise for a period or periods aggregating at least 140 working days in any period of 12 consecutive calendar months then the Company may, by not less than 3 months' prior written notice to the Executive, terminate the Executive's employment provided that no such notice shall be given after the expiration of six months from the end of any such period or, if more than one, the last of such periods aggregating at least 140 working days.

7.5 In order to investigate a complaint of misconduct made against the Executive the Company shall be entitled to suspend the Executive from his duties on full pay and with full entitlement to all other benefits under this Agreement for such period as the Board shall consider reasonably necessary in order to facilitate a proper investigation of such complaint and to require the Executive to stay away from any premises, employees, officers, customers and clients of the Company or of any Group Company or of any Associated Company.

7.6 Forthwith upon being requested by the Company and in any event upon determination of the Executive's employment for whatever reason the Executive shall deliver to the Company all books, documents, papers (including copies), materials, keys and other property of, or relating to, the business of the Company or of any Group Company or of any Associated Company then in his possession or which are or were last under his power or control (and which in the latter case cannot be demonstrated to be in the Company's possession) including, without limitation, any car, credit card or charge card provided in connection with his employment.

8     RECONSTRUCTION

If, prior to the date agreed for the termination of the employment of the Executive, such employment is terminated by reason of the liquidation, reorganisation or other reconstruction of the Company or any other Group Company or any Associated Company or as part of any other rearrangement of the affairs of the Company or any such Group or Associated Company not involving liquidation of the Company or any such Group or Associated Company and the Executive is offered employment with a reconstructed company or with another Group or Associated Company, for a period of not less than the then unexpired term of this Agreement and on terms not less favourable than the terms of this Agreement, the Executive shall have no claim against the Company or any such other Group Company or Associated Company in respect of the termination of his employment and shall be obliged to accept such offer. After acceptance of such offer (but not otherwise) the Executive's period of statutory continuity of employment shall be treated as unbroken by the events contemplated by this Clause.

9     DIRECTORSHIPS

9.1 If for any reason the Executive (other than as mentioned in clause 7.2.5) shall cease to be a Director of the Company the Executive shall, from the date of cessation of such directorship be deemed to have served the notice due from the Executive to terminate this Agreement as specified in Section 2 of Part E of the Schedule attached and in such case, subject to any other provision of this Agreement allowing for earlier determination, the employment of the Executive shall cease upon expiry of such deemed notice.

9.2 Upon the termination of this Agreement the Executive shall at the request of the Board and without claim for compensation forthwith resign from office as a director of the Company and from all other offices held by him in any Group Company and any Associated Company and the Company is irrevocably authorised to appoint a nominee to act on his behalf to execute all documents and to do all things necessary to give effect to this provision.

10    CONFIDENTIAL INFORMATION

10.1 The Executive shall not, either during the continuance of his employment under this Agreement (except so far as may be necessary in the performance of his duties) or afterwards, without the prior consent in writing of the Board or except as required by law, divulge to any person or use or exploit except for the benefit of the Company or any Group Company and any Associated Company and shall use all reasonable endeavours to prevent the publication or disclosure of, any confidential information.

10.2 For the purposes of this clause "confidential information" shall comprise all information which is identified or treated by the Company as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently of such a nature, concerning the business, finances, transactions or affairs of the Company and any other Group Company or any Associated Company or those of its or their customers or agents which has or may come to his knowledge during the course of his employment under this Agreement or during his previous employment with any Group Company or Associated Company.

10.3 The restrictions contained in this clause shall cease to apply to information which may (otherwise than through the default of the Executive) become available to the public generally.

11    OTHER BUSINESS INTERESTS

The Executive shall not during the continuance of his employment without the prior consent in writing of the Board accept any other directorships (other than directorships of any Group Company) or be concerned or interested directly or indirectly in any other business whatsoever. Nothing in this clause shall prevent the Executive from holding or being beneficially interested in shares or securities quoted on any recognised investment exchange provided that he neither holds nor is beneficially interested in more than five per cent of any single class of any such shares of securities.

12    POST-TERMINATION COVENANTS

The Executive shall be bound by the post termination covenants applicable to him and set out in Part F of the Schedule hereto.

13    MISREPRESENTATION

The Executive shall not at any time knowingly make any untrue statement in relation to the Company or any other Group Company and in particular shall not after the termination of his employment wrongfully represent himself as being employed by, or connected with, the Company or any other Group Company.

14    DISCIPLINE AMD GRIEVANCE PROCEDURE

The disciplinary rules applicable to the Executive's employment shall be those set out in Part G of the Schedule.

If the Executive is dissatisfied with any disciplinary decision or seeks redress in respect of any grievance relating to his employment he should raise the matter in writing with the Group Chief Executive/Chairman of the Board.

If this does not result in a satisfactory solution he may then formally raise the matter at a Meeting of the Board. The Executive may be accompanied by a colleague if he so wishes at any stage of discussions within this procedure.

15    INVENTION AND COPYRIGHT

15.1 It shall be part of the duties of the Executive at all times to consider in what manner the products, services, processes, equipment, systems or activities of the Company or of any other Group Company or any Associated Company with which he is concerned or for which he is responsible might be improved and/or increased.

15.2 If at any time during the period of his employment the Executive alone or with others makes or discovers any Invention he shall forthwith disclose full particulars of the same including drawings and models to the Company.

15.3 The Executive agrees and acknowledges that, because of the nature of his duties and the particular responsibilities arising from them, he has at all times a special obligation to further the interests of the Company, and all Inventions and all rights in them made in the course of the duties of the Executive shall accordingly belong to the Company.

15.4 The Executive shall promptly disclose to the Company all Copyright Work and shall until such rights be fully and absolutely vested in the Company hold the same in trust for the Company.

15.5 In consideration of the payment of L1.00 by the Company to the Executive (the receipt and sufficiency of which is now acknowledged by the Executive) the Executive HEREBY ASSIGNS to the Company all rights, title and interest in and to any Copyright which may subsist in or in respect of any Copyright Work.

15.6 Unless otherwise agreed between the Executive and the Company the Executive now waives any and all moral rights (as created by Chapter IV of the Copyright, Design and Patents Act 1988).

15.7  The Executive shall at the request and expense of the Company:-

15.7.1 execute on demand all such instruments and do all such things as the Company may, in its absolute discretion, consider to be necessary or desirable to enable it or its nominee to acquire the full benefit of and title to any Invention or Copyright Work (and any and all rights in respect thereof) to which the Company is entitled and to secure any registration or like protection for such Invention or Copyright in any part of the world (including but not limited to, patents, utility models and registered designs); and

15.7.2 for a period not exceeding five years from the date of termination of this Agreement (howsoever arising) give to the Company or any successor in title therefrom such assistance (the reasonable and necessary expenses of the Executive to be discharged by the Company in relation thereto) (provided the same are evidenced by satisfactory receipts) as it may require in connection with any dispute or threatened dispute directly or indirectly relating to any Invention or Copyright Work or any associated right or registration or other protection in respect thereof (including but not limited to the execution of documents, the swearing of any declarations or oaths, the providing of information and the participation in any proceedings before any Court or tribunal).

15.8 The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to execute all such documents and to do all such acts as may be necessary to give effect to the provisions of this clause.

15.9 Nothing in this clause shall be taken as limiting or as being an exception to the obligations of the Executive pursuant to clause 10 above.

16    GENERAL

16.1 The Executive acknowledges that in accepting the Company's offer of employment he will not thereby breach any other contract of employment or otherwise and he hereby agrees to indemnify the Company against all costs, claims or demands suffered by it as a result of any alleged breach of contract by the Executive arising out of the acceptance of such offer by him.

16.2 No amendment to this Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties.

16.3 The complete or partial invalidity or unenforceability of any provision of this Agreement for any purpose shall in no way affect the validity or enforceability of such provision for any other purpose or the remaining provisions of this Agreement.

16.4 The headings used in this Agreement are for convenience only and shall not affect its construction.

16.5 The information in this Agreement and the Schedule attached constitutes a written statement of the terms of employment of the Executive in accordance with the provisions of the Employment Protection
      (Consolidation) Act 1978 (as amended).

16.6 No waiver by the Company of any breach by the Executive of the terms of this Agreement, whether by conduct or otherwise, nor any failure or forbearance or delay by the Company in exercising any of its right or remedies shall be deemed a waiver of any such breach nor shall it prevent the Company from subsequently taking any action or making any claim in respect of such breach.

17    NOTICES

Any notice to be given by either party to the other may be served by first class recorded delivery post addressed to the other party, in the case of the Company at its registered office or in the case of the Executive at his last known residential address. Any notice so given shall be deemed to have been served at the expiration of 48 hours from the time of posting.

18    LAW AND JURISDICTION

18.1  This Agreement shall be governed by English Law.

18.2 The English Courts shall have exclusive jurisdiction over any dispute or claim arising in connection with this Agreement.

EXECUTED AS A DEED by the parties on the date which first appears in this deed

EXECUTED (but not delivered             )
until the date hereof) as a deed        )
by affixing the Common Seal of          )
FARNELL ELECTRONICS PLC
in the presence of:-                    )      [SEAL OF FARNELL ELECTRONICS PLC]

/s/ H. Poulson
-----------------------
Director

/s/ K. J. Mullen
-----------------------
Secretary

SIGNED (but not delivered               )
until the date hereof) as a deed        )
by ANDREW FISHER                        ) /s/ Andrew Fisher
in the presence of:-                    )

Witness: K.J. MULLEN

Signature: /s/ K. J. Mullen

Address: TONUK HOUSE, BORROWBY, THIRSK

Occupation: LAWYER

                                                         Date of Issue: 14.11.94

                                                       To: ANDREW CHARLES FISHER

                             FARNELL ELECTRONICS PLC

                                  THE SCHEDULE

This schedule consists of seven parts:-

PART A   -   Salary and other benefits

PART B   -   Job roles and responsibilities amended as alterations are made

PART C   -   Terms

PART D   -   Financial data - updated annually

PART E   -   Notice provisions

PART F   -   Post termination covenants applicable to the Executive

PART G   -   Disciplinary Rules

                                     PART A
                              SALARY AND BENEFITS

1.    SALARY

Salary is payable for the Company's year ending January and will be continued at the same monthly rate until the salary review is completed for that year end. Unless the Company otherwise directs, any increase resulting from such review will be effective from the beginning of the Company's then financial year. Salary is paid monthly in arrears on the last Friday of each month. Details are shown in Parts C and D of this Schedule.

For the purpose of the Wages Act 1986 and otherwise the Executive hereby consents to the deduction from his salary of any sums owing by him to the Company at any time and he also agrees to make any payment to the Company of any sums owed by him to the Company upon demand by the Company at any time. This sub-clause is without prejudice to the right of the Company to recover any sums or balance of sums owing by the Executive to the Company by legal proceedings.

2.    BONUS

The Executive is entitled to a bonus each year on the formula set out in Part C of this Schedule in respect of each financial year of the Company, subject to periodic review. Any bonus entitlement for any financial year will be paid within three months of the end of the financial year in question. There will be appropriate adjustments to reflect any change in the Company's financial year end. Save as otherwise agreed in writing by the Company, a bonus will only be paid where the Executive has been employed under this Agreement for the entire financial year to which the bonus relates. The Executive shall not be entitled to a proportion of such bonus in respect of the financial year in which the employment is terminated, save for where the employment is terminated wrongfully and in breach of Contract by the Company and in all other cases at the discretion of the Board whose decision as to payment and amount, shall be final.

3.    EXPENSES

Upon presentation of such receipts, and vouchers as are reasonably required by the Company or its auditors for the time being the Company (or another company comprised within the Group) shall pay to the Executive the amount of all hotel, travelling, entertainment and other out of pocket expenses reasonably and properly incurred by him carrying out his duties. Any credit card or charge card supplied to the Executive by the Company shall be used solely for expenses incurred by him in carrying out his duties under the attached Agreement.

4.    COMPANY CARS

A car, if provided to the Executive, will belong to the Company and will be returned to the Company on the date the Executive leaves the Company premises, even if this date is earlier than the date of termination of employment under the attached Agreement. Details as appropriate are shown on Schedule D.

5.    HOLIDAY

The Company's holiday year runs from 1 January to 31 December. The Executive is entitled to holidays as detailed on Schedule C. Any entitlement to holiday remaining at the end of any holiday year of the Executive's employment shall lapse without entitlement to payment in lieu of untaken holiday except on termination of employment, other than summary dismissal in accordance with Clause 7.2 (as supplemented by Clause 7.3) of the Agreement or where due notice in accordance with the attached Agreement is not given.

The Executive's entitlement to holiday shall accrue pro rata to the nearest whole day throughout each holiday year of the Executive's employment.

Upon termination of his employment for whatever reason the Executive shall be entitled to holiday pay in lieu of holiday entitlement outstanding, except where either the Executive has. been summarily dismissed in accordance with Clause 7.2 (as supplemented by Clause 7.3) of the Agreement or has failed to give due notice in accordance with the attached Agreement, and shall be required to repay to the Company any salary received for holiday pay taken in excess of his actual entitlement.

6.    PENSION

i) The Executive may join the Farnell Group of Companies 1978 Retirement and Death Benefit Scheme ("the Scheme") as an Executive Employee as soon as he is eligible' under the Rules thereof up to the Inland Revenue capped level of earnings (currently L76,800 per annum). The Rules of the Scheme (incorporating any changes from time to time made therein) are available for inspection at the Company Secretary's office at any time upon reasonable notice. The Executive's contribution to the Scheme is 5% of gross pay deducted monthly from pay and annually from bonus, but excluding that part of gross earnings in excess of the figure which the Inland Revenue permits to be taken into account for the purposes of member contributions as a condition of tax approval of the Scheme.

ii) During the Executive's appointment, the Company shall, in accordance with and subject to the provisions of the Trust Deed and Rules governing the Scheme pay or procure payment to that Scheme of such employer's contributions in respect of the Executive as shall be stipulated by such Trust Deed or Rules.

iii) In addition to the contribution payable under the terms of Clause 6 (ii) above, the Company shall subscribe each year to a Funded Unapproved Retirement Benefit Scheme ("FURBS") an amount to be determined in accordance with a formula agreed with the Company's actuary in respect of the Executive's earnings which are in excess of the figure which the Inland Revenue permits to be taken into account for the purposes of member contributions as a condition or tax approval of the Scheme. The FURBS will provide benefits on a money purchase basis.

iv) A contracting-out certificate within the meaning of the Social Security Pensions Act 1975 is in force in respect of the Executive's employment.

7     PERMANENT HEALTH SCHEME

The Executive is covered under this Scheme, at company cost, if either he is a member of the Pension Scheme and has been employed by a Group Company for more than 10 years or otherwise at the discretion of the Board Currently, benefits are payable after 28 weeks' absence because of injury or ill health and these amount to 90% of "Net Pay"* when combined with the state invalidity benefits receivable. Until such time as benefits become payable under the Scheme, the Executive will receive full salary subject to paragraph 9 below and Clause 7 of the Agreement.

      * Net Pay means Gross Pay ** less any pension contributions, tax and NI contributions - calculated on the basis applicable at the commencement of disability.

      ** Gross Pay is determined on 6 April each year for the following year and means basic annual salary, plus the annual average of additional fluctuating emoluments over the last three years.

8.    SICK PAY SCHEME

      The Executive is entitled to 26 weeks in any twelve months period at full salary if absent through illness or injury. Payments are inclusive of any State Benefits received and the company reserves the right to deduct from any such payment any other benefit from any applicable authority, whether or not such benefit is actually received. The Company reserves the right to vary and/or terminate this benefit from time to time by giving six months' prior written notice of any termination or material variation.

      If the Executive shall at any time be incapacitated by illness or accident from performing his duties then he shall as soon as possible and, if practicable, by 10.00 am on the first working day of incapacity inform a senior colleague of such illness or accident and of the expected date of his return to work. If thought necessary this information should be faxed to Group Office by the colleague concerned.

      Immediately following the Executive's return to work a note should be lodged with the company giving details of the reason for and the length of the absence. For periods of absence lasting more than five consecutive working days, including any such period linked by a weekend or Public Holiday, a certificate signed by a doctor should be made available. A copy of these documents should be forwarded to Group Office if required.

      The Executive will, when requested, be required during the course of his employment to attend a doctor or clinic nominated by the company for the purpose of a comprehensive medical examination to determine his fitness for continued employment. He will be expected to cooperate in ensuring the prompt delivery of the relevant report to the Company. Such examination will be held every two years or more frequently if requested by the Company.

9     PRIVATE MEDICAL INSURANCE SCHEME

The Executive is covered under the Group Scheme at Company cost (except as a benefit for tax purposes). The cover is described in the leaflet issued by the insurers and is applicable as described in Schedule C. The Company reserves the right from time to time to amend this cover provided that the benefits under such amended cover are not materially different to those then applying under the then existing cover.

10    LEGAL PROTECTION

A Directors and Officers Liability Insurance Policy has been taken out by the Company. The Company reserves the right to vary or terminate the cover at any time subject, in the case of termination, to giving at least six months' prior written notice. Cover is provided for the period of the Executive's appointment on a day to day basis.

11    TRAVEL INSURANCE

The Executive, his spouse and dependent children (when accompanying the Executive) are covered for medical and/or emergency travel expenses, etc. whilst travelling on Company business or holiday outside the United Kingdom or on flights in the United Kingdom.

                                     PART B

                         JOB ROLES AND RESPONSIBILITIES

                       (amended as alterations are made)

                AS DETERMINED BY THE CHIEF EXECUTIVE OFFICER OF
                         THE FARNELL GROUP OF COMPANIES

ROLE: GROUP FINANCE DIRECTOR
      OF THE FARNELL GROUP OF COMPANIES

1.    Contribute to formulation of Group strategy.

2.    Direct work for Group planning, results and Directors' Reports.

3. Recommend dividends and all other financial matters associated with the Farnell Group of Companies (eg budgets, investments, pensions, options, acquisitions).

4. Monitor and control financial performance of the Farnell Group of Companies.

5. Monitor and control all capital expenditure of the Farnell Group of Companies.

6. Be responsible for and direct work for all treasury and taxation matters for the Farnell Group of Companies.

7.    Be responsible for and direct the work of the internal audit department.

                                     PART C

                                      TERMS

                                    Date of issue: 14.11.94

NAME OF EXECUTIVE:                  ANDREW CHARLES FISHER

PLACE OF WORK:                      WEST YORKSHIRE AND OTHER LOCATIONS AS
                                    REASONABLY REQUIRED.

DATE OF BIRTH:                      14.2.58

DATE JOINED COMPANY:                1.12.94

NORMAL RETIREMENT DATE:             14.2.2018

APPOINTMENT DATE:                   1.12.94

REMUNERATION TERMS:

BASIC SALARY            Reviewed by the Remuneration Committee annually
                        (or intermediate review).

                              Basic salary per Schedule D.

                        -     No correction for inflation to salary.

BOARD FEE               -     Where applicable.

BONUS                   -     Based on earnings per share - see Schedule D.

CAR ALLOWANCE           -     See Schedule D

PRIVATE MEDICAL INSURANCE SCHEME

Cover is as a Family member under the Provincial scale.

NORMAL WORKING HOURS

Normal working hours of 09.00 to 17.30 daily, Mondays to Fridays inclusive, with a lunch break of one hour daily, but the Company reserves the right to vary these times to suit individual needs.

HOLIDAY ENTITLEMENT

Twenty five (25) working days per leave year starting from 1st January each year with entitlement accruing pro-rata in the first or last years of service, plus public holidays as published on the Company Notice Board.

The Company reserves the right at its entire discretion to stipulate that a proportion of the Executive's holiday entitlement shall be taken at a time or times fixed from time to time by the Company.

                                     PART D

                         SCHEDULE - PER TERMS AT PART C

                       (Financial data - updated annually)
                                                                    L
                                                                1994/95
                                                                (per annum)

1.    BASIC SALARY                                               L115,000

2.    BOARD FEE                                                  NIL

3.    CAR ALLOWANCE                             IN LINE WITH COMPANY POLICY

4.    AGREED CONTRIBUTION                       TO BE DETERMINED IN ACCORDANCE
      UNAPPROVED PENSION                        WITH A FORMULA AGREED WITH THE
      SCHEME                                    COMPANY'S ACTUARY

Note (a)    (i)   Bonus is based on operating Earnings Per Share (EPS) of the whole Group of Companies for the previous trading year and is payable at the rate of 1 2/3% (one and two thirds per cent) of basic salary for each 1% (one per cent) increase in EPS. The bonus cannot however exceed 35% of basic salary.

            (ii) An additional bonus may be payable on the achievement of personal objectives agreed with the Chief Executive.

            (iii) The total of all bonuses paid to the Executive may not however exceed 50% of basic salary.

            (iv) Notwithstanding the Executive shall receive for the financial year ending 31 January 1995 an EPS bonus only which shall be in proportion to the number of full calendar months that the Executive has been employed by the Company in the financial year ended 31 January 1995 ie if the Executive commences employment on 1 December 1994 then an EPS bonus of 2/12ths of the total EPS bonus, for the year ended 31 January 1995 shall be due.

Note (b) Basic Salary will be reviewed in February 1996 and in February of each succeeding year and increments determined by the Company's Remuneration Committee.

                                     PART E

                               NOTICE PROVISIONS

                                   SECTION 1

                    Notice from the Company to the Executive

                               TWENTY FOUR months

                                   Section 2

                    Notice from the Executive to the Company


                                 TWELVE months

                                   Section 3

Notice from the Company to the Executive in a case falling under Clause 6 (refusal to relocate at Company's request)

                                 TWELVE months

                                     PART F

             Post termination covenants applicable to the Executive

1.    For the purposes of this clause:-

1.1 all references to "the Company" shall be construed to mean the Company and/or any Group Company with which the Executive has been actively concerned during the course of his employment under this Agreement;

1.2 the "Restricted Period" shall mean the period of the Executive's employment under this Agreement and the period of Twelve months from the termination of the Executive's employment under this Agreement;

1.3 a "Restricted Employee" shall mean any person employed in a managerial or technical capacity or as a sales representative or in a skilled or supervisory position;

1.4 the "Restricted Business" shall mean a business involving the supply of goods or services which are the same as, or substantially similar to, any goods or services supplied by the Company, being goods or services with which the Executive has been actively concerned at any time during the period of 12 months preceding the termination of his employment under this agreement;

1.5   the "Restricted Area" shall mean World Wide.

2. Except with the prior written consent of the Board, the Executive shall not during the Restricted Period be engaged or interested in or concerned in a technical, sales or managerial capacity (and whether on his own account or in conjunction with any other party) with any person, firm or company carrying on the Restricted Business in the Restricted Area. Notwithstanding this restriction the Executive shall be entitled to hold or be beneficially interested in shares or securities quoted on any recognised investment exchange provided that he neither holds nor is beneficially interested in more than five per cent of any single class of any such shares or securities.

3. Except with the prior written consent of the Board, the Executive shall not, in competition with the Group, during the Restricted Period (in any capacity whatsoever and whether on his own account or in connection with any other party) canvass or solicit or accept orders or facilitate the canvassing or soliciting or acceptance of orders in respect of the Restricted Business from any person, firm or company who or which at the date of the termination of the Executive's employment under this Agreement is or at any time during the previous period of 12 months was directly or indirectly a supplier or a customer of the

      Company or is or during any such period was a person, firm or company with whom the Company has or had dealings, such person, firm or company being or having been a supplier or a customer of whom the Executive has knowledge or with whom he has dealt at any time during the period of 12 months prior to the termination of his employment under this Agreement.

4. Except with the prior written consent of the Board, the Executive shall not during the Restricted Period (in any capacity whatsoever and whether on his own account or in conjunction with any other party) employ or endeavour to entice away from the Company any person who is at the date of termination of the Executive's employment under this Agreement a Restricted Employee employed by the Company and the Executive shall not discourage any such Restricted Employee from continuing to be so employed.

5. The Executive acknowledges and agrees that the covenants contained in -this clause are separate, severable and enforceable and that the restrictions contained in such covenants are fair and reasonable in the context of this Agreement. The parties acknowledge, however, that such restrictions are subject to reasonableness and accordingly:-

5.1 if any one or more of the restrictions contained in this clause shall be adjudged to go beyond that which is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if any particular restriction was deleted or limited in a manner (including any reduction in duration or geographical area) such restrictions shall apply with such deletions or limitations; or

5.2 if at any other time the Company shall consider it to be in its best interests it shall be entitled by notice in writing to the Executive to delete or limit any of the restrictions contained in this clause.

Attached to the agreement dated 24 November, 1994 between ANDREW CHARLES FISHER Executive and FARNELL ELECTRONICS PLC

Initials /s/ A. C. FISHER

Executive

Company /s/ K. J. MULLEN
(authorised by the Board on [24 November 1994])

Date

                                     PART G

                             DISCIPLINARY PROCEDURE

INTRODUCTION

1. It is recognised by the Company that discipline is necessary for the efficient operation of the business and for the health and safety at work of all employees. In order to provide a fair and effective procedure for dealing with disciplinary matters, the following procedure will be applied in all instances where disciplinary action is regarded by the Board as warranted, other than where an informal reprimand is given for some relatively minor act of misconduct. The procedure applies to incompetence, incapability or other poor performance of work.

2. The procedure applies to Executives who are employees of one of the Companies forming the Farnell Group of Companies.

3.    The procedure does not apply to:-

      (a) termination during or at the end of a probationary period of service, whether or not extended beyond its originally specified duration;

      (b)   termination of employment by reason of redundancy;

      (c)   resignation by the employee, or other termination by mutual consent;

4. The time limits referred to in the following procedure may be varied by agreement.

INVESTIGATION

5. Where a matter arises which is suspected or believed to contravene a disciplinary rule or may otherwise be a disciplinary matter, the Board* will investigate it promptly and adequately. When the investigation is concluded, the employee and his representative (if any) will be informed.

6. If the matter to be investigated is thought likely to involve misconduct on the part of the employee, the employee may be immediately suspended from work on full pay while the investigation proceeds. Any decision to suspend will be confirmed in writing as soon as reasonably practicable.

7. As part of the investigation, the employee will normally be interviewed. If this is done as a preliminary interview, the employee will be told at the outset that it is a preliminary interview. If the Board* decide that a preliminary interview will not be held, the procedure in paragraphs 9-13 will apply.

The Procedure

8. If on completion of the investigation, and after a preliminary interview the Board* believes on reasonable grounds that the employee has committed the alleged act of misconduct, but in view of the nature of the misconduct and of the employee's previous record an oral warning would be sufficient, it may administer an oral warning without proceeding further. A note of that warning will be made and may be referred to if the employee commits a further act of misconduct within the following six months.

9.    (a)   If on completion of the investigation, the Board* considers that, on the balance of probabilities, a complaint of misconduct has, prima facie, occured, and may require more than an oral warning, a disciplinary hearing before the Board* will be arranged.

      (b) The employee will be given a minimum of three working days' advance notice of the hearing; told the purpose of it, with the nature of the alleged misconduct being outlined; and invited to attend together with a fellow employee of his or her choice.

      (c) If during the course of the investigation statements have been obtained from witnesses who will not be attending the hearing, the employee or his or her representative will be given those statements or a summary of their contents not less than three days in advance of the hearing.

10.   (a)   If, for good cause, the employee is unable to attend the hearing, it will be adjourned to a date of which the employee and his or her representative (if any) will be informed without delay.

      (b) If the employee is unable to attend the re-arranged hearing, it will normally proceed in his or her absence, but with his or her representative being provided with an opportunity to present the employee's case on his or her behalf. Any submission by the employee in writing, or by his or her representative, will be considered.

The disciplinary hearing

11. The hearing will normally be conducted by a disciplinary panel consisting of two Board members. The employee will be entitled to give any explanation he or she wishes, and may be questioned by the members of the panel.

12. The hearing may be adjourned at any stage if this appears necessary or desirable. If adjourning for the purpose of enabling further information to be obtained, the nature of that information will be specified. Any adjournment will normally be for a stated period.

13. On completion of the proceedings, the decision of the panel will be announced and the disciplinary action, if any, to be taken. The panel will also give an explanation in writing for that action and will explain the employee's right of appeal under this procedure.

Disciplinary action

14. In cases, other than those involving gross misconduct, where a reasonable belief in the employee's guilt of the misconduct alleged is established on the balance of probabilities, the following disciplinary action may be taken:

      (a) For a minor offence or offences, a formal oral warning making it clear that further misconduct will render the employee liable to further disciplinary action involving more severe consequences. The employee should be informed of the duration of the warning (e.g. whether it will be disregarded after a specified period of satisfactory conduct).

      (b) For a more serious offence, or the commission of a lesser offence after a formal oral warning has previously been given and remains extant, a first written warning setting out the nature of the offence and informing the employee that further misconduct is liable to result in further disciplinary action under this procedure. Where appropriate, this warning will specify the period for which it will apply. There may be provision for it to be reviewed or automatically revoked or reviewed on completion of that period of satisfactory conduct.

      (c) For an offence after a first written warning has been given and is extant, a final (or combined first and final) written warning setting out the nature of the offence and informing the employee that further misconduct would render him or her liable to further action under this procedure and could result in dismissal. A final written warning may state that it will be reviewed after a specified period of satisfactory conduct.

      (d) For an act or acts of further misconduct, other than gross misconduct, by an employee who is under a final warning given in accordance with (c) above, the employee will be liable to dismissal with notice or with pay in lieu of notice.

      (e) In cases where gross misconduct is alleged and is established on the balance of probabilities, the employee will be liable to summary dismissal.

15. Disciplinary suspension, demotion, stoppage of pay, or other penalty short of dismissal may be imposed in conjunction with a warning issued under 14
      (c) above, as an alternative to dismissal, by agreement with the employee. Where it is an alternative to dismissal, it will be accompanied by a final warning, or with confirmation of a previous final warning, as appropriate.

Appeal

16. An appeal against an oral warning -given in accordance with paragraph 8 of this procedure can be made to the Board* within five working days of the receipt of the warning by the employee, who must give a written notice of the ground for appeal. The Board* will arrange an appeal hearing at which he or she will consider the representations made by the employee or his or her representative. The Board* will then decide whether to uphold the warning or allow the appeal. If allowing the appeal, the record of the warning will be removed from the employee's record.

17. Where a formal disciplinary hearing takes place before the panel and a disciplinary decision is taken under paragraphs 14 and/or 15, within five working days of receipt of the decision, the employee may appeal against it by notifying the Board* in writing of the grounds of appeal. The written notice of appeal must make clear whether the employee is appealing against the finding that he or she had committed the alleged act or acts of misconduct, and/or the form of disciplinary action decided upon.

18. An appeal will normally be heard by the Board* within 14 days of receipt of the employee's written notice of appeal. At the appeal the Board* will explain why the panel members reached their decision. The employee or his or her representative will be entitled to ask any questions and to make a submission on the employee's behalf.

19. At the completion of the appeal, the Board* will announce its decision. No further right of appeal will be available to the employee within the organisation.

20.   (a)   Where the appeal is about dismissal employees should note that the lodging of an appeal does not of itself affect the original dismissal date. Thus, the date of termination of the employee's employment will be the date of the summary dismissal (if dismissal was without notice) or the date of the expiry of the employee's notice (if the dismissal was with notice).

      (b) If an employee's appeal is dismissed, there will be no effect on the above position and the date of termination of the employee's employment will remain the date of summary dismissal or the date of expiry of the notice of dismissal as the case may be.

      (c) If however, the employee's appeal is successful, the employee will be reinstated. In that event

            (i) if the appeal is upheld whilst the employee is under notice, the dismissal will simply be rescinded;

            (ii) if the appeal is upheld either after notice has expired or after a summary dismissal the Company will deem the employee's employment to have been continuous between the date of termination and the date of reinstatement. Whether or not the employee is entitled to be paid for that period will however be the decision of the Board whose decision shall be final.

Miscellaneous

21.   (a)   Gross misconduct is regarded as misconduct of such a nature that it fundamentally breaches the contractual relationship between the employee and the employer and justifies management in no longer accepting the continued presence of the employee at the place of work.

      (b) Examples of gross misconduct may include stealing from members of the staff or public, other offences of dishonesty, gross negligence, sexual misconduct at work, fighting, physical assault, falsification of a qualification which is a stated requirement of the employment or which results in financial gain, deliberate damage to or misuse of the employer's property, drunkenness or being under the influence of drugs at work, falsification of records or claims for personal gain. This list is neither exclusive nor exhaustive. Other acts of misconduct may come within the general definition of gross misconduct.

Nothing in this procedure is intended to remove the right of the Board* to give an employee an informal reprimand or warning when the employee is believed to have committed a minor infringement of the established standards of conduct, whether or not the Board* makes a note of that informal reprimand or warning for future reference should the employee's conduct on a later occasion justify action under this procedure. Any grievance about an informal reprimand or warning should be exercised, if the employee so wishes, through the grievance procedure.

PROCEDURE IN THE CASE OP CAPABILITY AND/OR PERFORMANCE

Where an employee's performance and/or capability are called into question the following procedures will apply;

(a) If the employee's conduct or performance is unsatisfactory but the complaint is not a major one, the employee may be given a formal oral warning which will be recorded and which will indicate the nature of the complaint, standards to be met and what improvement is required in a stated time in accordance with the circumstances of the case.

(b) If the employee's capability or performance warrants more serious action, or if the employee has already been given a formal oral warning and there is no improvement in standards in the time stated within that formal oral warning, a written warning will be given. This will again specify the standards to be met and the time in which those standards are to be achieved. The warning will also state the consequences of failure to adhere to the standards required and/or of a further complaint of poor capability or performance.

(c) If the employee's capability or performance is still unsatisfactory, a final written warning will be given making it clear that further deterioration in performance and/or failure to meet the standard specified in the warning within a stated period will result in dismissal.

(d) If there is no satisfactory improvement or if a further deterioration in performance occurs, the employee will be dismissed.

(e) The Company reserves the right summarily to dismiss the employee in case of serious neglect or failure efficiently and/or diligently to carry out his duties.

(f) The employee is entitled to appeal against any warning given under this procedure. The format, adapted accordingly will be, in the case of an oral warning, the procedure in paragraph 16 hereof and in the case of any other warning or dismissal, the procedure in paragraph 17 hereof. The provisions of paragraphs 18-20 shall also apply.

Revision or termination of this procedure

The operation of this procedure will be periodically reviewed. Any amendment to it will be advised to the employees identified in paragraph 2, who will also be informed of the date when the amendment will come into effect. The procedure as a whole may be terminated by the Board* upon giving not less than three months' notice to each employee to whom it relates. If terminated, a new procedure in substantially the same form will be introduced.

* as defined in the Agreement attached

THIS DEED OF VARIATION is made: 24 April 2001

BETWEEN:

(1) PREMIER FARNELL PLC (No. 876412) whose registered office is at Farnell House, Forge Lane, Leeds, LS12 2NE; and

(2) ANDREW CHARLES FISHER of 5 Esholt Avenue, Guiseley, Leeds, LS20 8AX ("the Executive").

IT IS AGREED AS FOLLOWS:

1.    SERVICE AGREEMENT AND DEFINITIONS

      1.1 The terms of the service agreement between the Company and the Executive dated 24 November 1994 (the "Service Agreement") are hereby varied as set out in this Deed of Variation ("Deed").

      1.2 Save as varied by this Deed, the terms of the Service Agreement shall remain in full force and effect.

      1.3 Words and expressions defined in the Service Agreement shall have the same meaning when used in this Deed unless otherwise stated.

2.    VARIATION OF SERVICE AGREEMENT

      2.1 In Part E of the Schedule attached to the Service Agreement, the reference in Section 1 to twenty four months shall be deleted and replaced by "TWELVE MONTHS".

2.2 Clause 2.2 of the Service Agreement shall be deleted in its entirety and replaced by the following:

"2.2 Notwithstanding the provisions of Clause 2.1, the Company may, at its discretion, terminate the Executive's employment forthwith without giving notice pursuant to Clause 2.1 by paying to the Executive by way of salary and benefits in lieu of notice (less any deductions which may be required by law) the aggregate of:

      2.2.1 a sum equivalent to 12 months' salary at the rate applicable on the date of termination; and

      2.2.2 a sum equivalent to the annual value of the benefit of the provision of the Executive's other contractual benefits including (but without limitation) life assurance, private medical insurance and car; and

      2.2.3 a sum by way of bonus for the financial year of the Company during which the termination occurs at the rate which is the average of the rates of bonus paid to the Executive in respect of the three immediately preceding financial years of the Company and the Company shall further procure the payment to or in respect of the Executive of the additional pension the Executive would have accrued had his employment actually ended on the first anniversary of the date of termination such payment to include the Company's obligations in respect of the Executive's Funded Unapproved Retirement Benefit arrangement.

2.3   Clause 2.2 shall not apply where this Agreement is terminated:

      2.3.1 by the Company pursuant to Clause 2.1 or Clause 7.2; or

      2.3.2 pursuant to Clause 7.1; or

      2.3.3 by the Executive voluntarily, save that the Company may, in its discretion, choose that Clause 2.2 shall apply in such circumstances and, where the Company so chooses after a period of notice has been served by the Executive, the sums referred to in Clause 2.2 (other than sub-Clause 2.2.3) shall be reduced by the same proportion as the notice period served on the date of termination bears to twelve months

2.4 For the purposes of Clause 2.2.2, the value of the Executive's benefits shall be the value of such benefits at the rate applicable on the date of termination of this Agreement.

2.5 In the event of termination of this Agreement under Clause 2.2, the provisions of paragraph 2 of Part A of the Schedule attached to this Agreement shall apply and the Executive shall not be entitled to any payment of bonus other than for the period referred to in sub-Clause 2.2.3."

2.3   Clause 2.3 of the Service Agreement shall be re-numbered as Clause 2.6.

EXECUTED AND DELIVERED as a   )

Deed by PREMIER FARNELL PLC   )

acting by:                    )

                                    Director /s/ Malcolm Bates

                                    Secretary /s/ Steven Webb

EXECUTED AND DELIVERED as a   )

Deed by ANDREW CHARLES FISHER ) /s/ ANDEREW CHARLES FISHER

in the presence of:  MARK J. SANFORD )

Witness signature :  /s/ Mark J. Sanford

Address : 13 ASCHAM HALL, LADY PARK AVENUE, BINGLEY

Occupation: SOLICITOR

THIS DEED OF VARIATION is made: 4 May 2004

BETWEEN:

(1) PREMIER FARNELL PLC (No. 876412) whose registered office is at Farnell House, Forge Lane, Leeds, LS12 2NE ("the Company"); and

(2) ANDREW CHARLES FISHER of 5 Esholt Avenue, Guiseley, Leeds, LS20 8AX ("the Executive").

IT IS AGREED as follows:

1.    SERVICE AGREEMENT AND DEFINITIONS

      1.1 The terms of the service agreement between the Company and the Executive dated 24 November 1994, as varied by a deed of variation dated 24 April 2001 (the "Service Agreement") are hereby varied as set out in this Deed of Variation ("Deed").

      1.2 Save as varied by this Deed, the terms of the Service Agreement shall remain in full force and effect.

      1.3 Words and expressions defined in the Service Agreement shall have the same meaning when used in this Deed unless otherwise stated.

2.    VARIATION OF SERVICE AGREEMENT

      2.1 The text of Paragraph 6 (iv) of Part A of the Schedule attached to the Service Agreement shall be deleted and replaced with: "There is no contracting out certificate in force in respect of the Executive's employment under the provisions of the Pensions Schemes Act 1993".

      2.2 The text of paragraph 10 of Part A of the Schedule attached to the Service Agreement shall be deleted and replaced with: "The Executive will be indemnified by the Company in accordance with any provisions of the Company's articles of association (as amended or replaced from time to time) providing for the indemnification of directors out of the assets of the Company. In addition, the Company has directors' and officers' liability insurance and it is the Company's current intention to maintain such insurance."

EXECUTED AND DELIVERED as a Deed    )

BY PREMIER FARNELL PLC acting by:   )

                                    Director /s/ Authorized Signatory
                                             ------------------------

                                    Secretary  /s/ Steven Webb
                                               ----------------------

EXECUTED AND DELIVERED as a Deed    )

BY ANDREW CHARLES FISHER            ) /s/ A. C. FISHER

in the presence of:                 )

Witness signature : /s/ Authorized Signatory
                    ------------------------

Address: 217 WOODLANDS RD, BATLEY, WF17 OQS

Occupation:  ACCOUNTANT